CONSULTING AGREEMENT


     This Consulting Agreement (hereinafter referred to as the "Agreement'), effective as of the 8th day of April 2010:

Between GOLDEN GATE HOMES, INC., whose business office is located at 855 BORDEAUX WAY, SUITE 200, Napa, California U.S.A.
     (Hereinafter  referred  to  as  the  "Company")

And Brian McConnell, who's located at 2425 Holly Oak Drive, Danville, CA 94506 (Hereinafter referred to as "Mr. McConnell" or the "Agent").


                    RECITALS:

1. The Company seeks to retain Mr. McConnell to provide introductions to parties interested in buying real estate from the US and/or interested in investing in the common stock or debt of the Company.

2. The Company would expect to get a number of such introductions each month, and in exchange, will compensate Mr. McConnell for these services in shares of GNGT common stock at a rate of 5,000 shares per month. For SEC reporting and accounting reasons, these shares will be paid to the Agent at the end of each three month period in one 15,000 share amount. This arrangement shall continue until a Funding Event occurs, or until either party cancels the arrangement with 30 days notice.

3. A Funding Event is defined as the Company raising at least $2,000,000 for general corporate purposes.

4. After a Funding Event, and assuming the mutual continuation of the consulting retention, the compensation will continue at a monthly rate of $5,000 a month and the lesser of 2,500 shares a month or the number of shares to be the sum of $5,000 in the numerator divided by the denominator of the stock price of GNGT common stock. The cash component will be paid on the 30th of each month and the stock component will be paid at the end of each three month period, paid in arrears, using the closing stock price of the last day of the three month period.

5. The Company and Mr. McConnell also agree to work together to raise capital from $1,000,000 up to $10,000,000, subject to approval by the Board.

6. The Company agrees to compensate Mr. McConnell in his choice of cash and/or shares (such common shares not to exceed 50% of the total compensation unless by mutual consent) at a rate of 3.00% of the amount of cash investment received by the Company for any introductions my by Mr. McConnell that lead to a direct cash investment in the company. The Company has the right to not accept such investment offers, at the Board's discretion.

7. If an investment bank underwriter is engaged by the Company, any leads provided by Mr. McConnell that invest in the Company will be protected as long as disclosed to the underwriters as "protected investors", and Mr. McConnell will receive his 3.00% commission.

8. This Agreement will begin on April 15, 2010. April will be treated as a one-time half month, with the three month period beginning on May 1, 2010, so the first three month period will end on July 31, 2010, and will encompass a 3 month period.

9. The Agent may represent himself as a "consultant to" or "shareholder of" Golden Gate Homes, Inc. The Agent is not an officer of the Company and can not bind the Company into any agreements without the express direction of the Board of Golden Gate Homes, Inc.





/s/  Tim  Wilkens                    /s/  Brian  McConnell
-----------------                    ---------------------

Tim  Wilkens                              Brian  McConnell
Chief  Executive  Officer                 Consultant
Golden  Gate  Homes,  Inc.